Exhibit 23(d)1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-240328 on Form S-3 of our report dated February 15, 2023, relating to the financial statements and financial statement schedule of Mississippi Power Company, appearing in this Annual Report on Form 10-K of Mississippi Power Company for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP
Atlanta, Georgia
February 15, 2023